Exhibit 3.1

AMENDMENT NO. 3 TO

THE AMENDED AND RESTATED BYLAWS

OF

WHITESTONE REIT

Effective as of April 8, 2026

The Amended and Restated Bylaws of Whitestone REIT are hereby amended by adding a new Article XVI as follows:

ARTICLE XVI.

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Section 1. Certain State Law Claims. Unless the Trust consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the Maryland General Corporation Law, or any successor provision thereof, other than actions arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim of breach of any duty owed by any trustee or officer or other employee of the Trust to the Trust or to the shareholders of the Trust or (iii) any action asserting a claim against the Trust or any trustee or officer or other employee of the Trust arising pursuant to any provision of the Maryland REIT Law or the Declaration of Trust or these Bylaws, or (b) any other action asserting a claim against the Trust or any trustee or officer or other employee of the Trust that is governed by the internal affairs doctrine of Maryland law. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Trust consents in writing to such court.

Section 2. Securities Act Claims. Unless the Trust consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer of the Trust has executed this amendment to the Amended and Restated Bylaws of the Trust, effective this 8th day of April, 2026.

WHITESTONE REIT

By:	/s/ David K. Holeman
Name:	David K. Holeman
Title:	Chief Executive Officer